Exhibit 23.6

LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

First Place Tower

15 east Fifth Street, Suite 2500

Tulsa, Oklahoma 74103-4350

(918) 587-5521, Fax (918) 587-2881

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SandRidge Energy, Inc. (the “Company”), to be filed on or about December 12, 2012, including any future amendments thereto, of (i) all references to the name of Lee Keeling and Associates, Inc. in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 27, 2012, including any amendments thereto (the “Annual Report”), and (ii) all references to, and information taken from, the following three reports in such Annual Report:

Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2011,

Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2010, and

Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2009.

/s/ Lee Keeling and Associates
LEE KEELING AND ASSOCIATES, INC.

December 12, 2012

Tulsa, Oklahoma

WWW.LKAENGINEERS.COM